Puerto Rico Contact: Michelle Balaguer, Oriental Financial Group (787) 771-6898

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company (212) 532-3232

ORIENTAL FINANCIAL GROUP NET INCOME

INCREASES 18.0% IN SECOND QUARTER OF FISCAL 2005,

AND 22.8% YEAR TO DATE

San Juan, Puerto Rico, January 20, 2005 — Oriental Financial Group Inc. (NYSE: OFG) announced record net income for the second quarter and six months ended December 31, 2004.

For the second quarter, net income increased 18.0%, to $18.5 million, compared to $15.7 million in the corresponding year-ago quarter. Fully diluted earnings per share increased 7.8%, to $0.69, compared to $0.64 for the December 2003 quarter. Per share earnings reflected 11.0% more average shares outstanding in the December 2004 quarter, the result of the March 2004 secondary offering, which raised $51.5 million. Excluding the effect of the new equity, diluted earnings per share, compared to the year-ago quarter, would have been $0.74 or 15.6% greater.

Performance ratios reflected the increased equity base. Return on equity was 27.26%, compared to 27.60% in the September 2004 quarter and 41.28% in the December 2003 quarter. Return on assets was 1.78%, compared to 1.84% in the September 2004 quarter and 1.95% in the December 2003 quarter.

For the six months, net income increased 22.8%, to $35.9 million, compared to $29.2 million in the year-ago period, and fully diluted earnings per share increased 10.7%, to $1.34, compared to last year’s $1.21. First half fiscal 2005 earnings per share reflected 11.0% more average shares outstanding, the result of the aforementioned secondary offering, as well as dividends paid on the September 2003 preferred offering, which raised $33.1 million. Excluding the effect of the new equity and the preferred dividends, earnings per share, compared to the year-ago period, would have been $1.50 or 21.0% greater.

Per share results are adjusted for the 10% stock dividend paid to holders of record on December 31,2004.

Commentary

José Rafael Fernández, President and Chief Executive Officer, said: “Our performance reflects several accomplishments:

•	“Interest income and non-interest income are benefiting from our Oriental Way strategy, which is designed to strengthen and integrate our banking and financial services franchise, as we put our new capital to work. In banking, commercial lending for professionals and middle-market businesses is growing in importance. Our commercial and consumer loan production, deposits, as well as bank service revenues, are all rising.

•	“Financial services activity also continues strong, with increased revenues from brokerage, insurance and trust, as well as higher levels of trust and broker-dealer assets. In residential mortgage lending, with the recent appointment of Carlos Velez as President of Oriental Mortgage, we have launched our plan to revitalize the business, including reorganizing our sales staff, increasing sales of conventional mortgages and expanding production.

•	“As part of our strategy, and to better serve our target customer base, we have signed a lease to open a new, full service financial center in San Juan by June 30, 2005, and we plan to open two more in the next fiscal year.

•	“Despite the higher than expected 125 basis point increase by the Federal Reserve during the last six months, net interest income remained comparable to the year ago quarter and increased 11.6% year to date. Our hedging strategy partially offset rising borrowing costs, and we continued to reposition our investment securities portfolio for a rising rate environment.

•	“We are also committed to tight cost controls as non-interest expense growth has been limited to 2.4% year to date, including one-time expenses for new technology to increase efficiencies and implementing Sarbanes-Oxley Section 404 provisions. So far this year, the efficiency ratio has improved to 48.12% compared to 51.17% for the first half of last fiscal year.”

Second Quarter Income Statement

Net interest income totaled $23.1 million, slightly higher than the prior year quarter. Higher interest income on increased investment securities volume was offset in part by lower average yields and higher interest rates on borrowings, with second quarter net interest margin at 2.31%, compared to 2.96% in the prior year quarter. Investment yields declined as the Group continued to reposition the portfolio, shifting into shorter-term Government securities and away from longer-term, mortgage-backed securities. Interest income from commercial loans doubled on increased volume, reflecting the success of the Group’s expanded lending program, partially offsetting a decline in interest income from the sale of $80 million of conventional mortgages and lower mortgage production in the first half of fiscal 2005.

Total banking and financial service non-interest income increased to $9.3 million, gaining 20.6% year over year and 20.7% from the September 2004 quarter. Revenue from mortgage banking activities increased 103.5% from a year ago and 69.0% sequentially, reflecting the sale of 30-year maturity conventional loans and increased production since the September 2004 quarter. Banking service revenues advanced 11.6% over last year on fee growth from deposit accounts, bank service charges and commissions. Financial service revenues declined 8.8% compared to the year-ago second quarter, but increased 6.0% sequentially. The year over year comparison reflected the temporarily reduced market for public finance activities in Puerto Rico, with the sequential improvement benefiting from growth in financial service and trust revenues.

Net gain on the sale of securities was $2.4 million, a 9.3% increase over the year-ago quarter. Year to date, this income totaled $5.7 million, 8.4% less than the year-ago first half, reflecting the impact of rising interest rates on opportunities for gains. Net gain on derivatives and other activities increased by $0.8 million, to $0.2 million from a loss of $0.6 million in the year ago quarter, as a result of swaps the Group uses to partially offset the cost of higher interest rates on repurchase agreements.

December 31,2004 Balance Sheet

Total financial assets managed and owned reached $7.2 billion at December 31, 2004, representing increases of 17.5% year over year and 8.4% sequentially. Bank assets owned totaled $4.2 billion, 24.5% higher than a year ago and up 5.7% sequentially. Total assets managed were $3.0 billion, up 8.9% year over year and 12.4% sequentially.

Net loans totaled $768.0 million, up 7.9% year over year. Due to the Group’s expanded lending business, commercial loans totaled $109.1 million, an increase of 101.2% compared to the year ago quarter and 10.4% compared to the September 2004 quarter. Consumer loans grew to $24.3 million, up 36.3% year over year and 13.1% sequentially. Mortgage loans totaled $644.8 million, 3.4% higher than the year ago quarter and 10.3% lower than the September 2004 quarter, reflecting the recent sales of conventional mortgages.

During the December 2004 quarter, commercial loan production amounted to $26.4 million, an increase of 77.4% over a year ago and 11.5% sequentially, while consumer loan production expanded 547.6% over the prior year quarter and 7.8% sequentially, to $5.5 million. With the transition in the business, mortgage production of $55.9 million declined 29.7% compared to the prior year quarter, but increased 2.8% sequentially and is expected to continue to increase going forward.

Investment securities amounted to $3.3 billion, a 30.0% year over year increase and 10.0% greater than at September 30, 2004. The increases reflect purchases of US and Puerto Rico government securities and, in the December 2004 quarter, sales of 30-year maturity mortgage backed securities and collateralized mortgage obligations. These purchases and sales resulted in a portfolio composition of 61% held-to-maturity and 37% available-for-sale, as compared to 44% and 53%, respectively, at September 30, 2004. These activities are in line with the Group’s strategy of investing in fixed and variable rate, short- and medium-term government securities, and the sale of longer-term, mortgage backed securities.

Borrowings totaled $2.7 billion, increasing 36.7% over a year ago and 9.5% sequentially, reflecting expanded use of repurchase agreements to fund the investment and loan portfolios. The Group uses relatively low cost repurchase agreements, coupled with interest rate swaps, to fix funding costs over multi-year periods.

Deposits totaled $1.1 billion, up 3.2% as compared to September 30, 2004. Demand and savings accounts increased, due in part to the Company’s success opening accounts as part of its expanded commercial and consumer lending businesses, as well as that of the Oriental Preferred program of bank services and accounts.

Trust assets managed totaled $1.8 billion, up 6.6% over the year ago quarter and 9.0% above the September 30, 2004 level. Broker dealer assets managed totaled $1.2 billion, 12.4% ahead of the prior year quarter and 17.7% ahead of the sequential quarter. The increases reflect the Group’s success attracting financial assets, as well as improved equity market conditions. Trust customers have been attracted to Oriental’s Wealth Management, 401 (k), Keogh and Caribbean Pension Consultants (CPC) businesses. CPC is benefiting in both Puerto Rico and mainland markets from its English-Spanish platform for the third party administration of pension assets.

Stockholders’ equity totaled $333.1 million, up 49.0% over a year ago and 5.8% greater than September 30, 2004. Book value per share was $10.78, up 50.8% over a year ago and 6.9% greater than at September 30, 2004.

Credit quality continues strong. At December 31, 2004, the ratio of non-performing loans to total loans was 3.88%, down from 4.12% a year ago, and the ratio of non-performing assets to total assets equaled 0.72%, compared with 0.88% at December 31, 2003. Based on an analysis of the credit quality and composition of its loan portfolio, the Group determined that the provision for loan losses the first half of 2005 was adequate in order to maintain the allowance at an appropriate level.

“In the second half of fiscal 2005,” said Mr. Fernández, “we will continue to implement our Oriental Way plan for growth and asset management strategies in this rising rate environment, along with our determination to maintain effective cost controls. Our principal goal is to continue enhancing our shareholder value, backed by the commitment of our management team to achieve sustained operating performances.”

About Oriental Financial Group

Now in its 40th year of business, Oriental Financial Group Inc. (www. OrientalOnline.com) provides a complete range of banking-financial solutions, including mortgage, commercial and consumer lending; checking and savings accounts; financial planning, insurance, money management, and investment brokerage; and corporate and individual trust and retirement services.

Forward-Looking Statements

This release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other considerations.

# # #

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER PERIOD				SIX-MONTH PERIOD
	31-Dec-04	31-Dec-03%		30-Sep-04	31-Dec-04	31-Dec-03%
Summary of Operations (In thousands, except per share data):

Interest Income:
Loans	$13,320	$13,403	-0.6%	$13,289	$26,610	$27,033	-1.6%
Investment securities	34,597	28,682	20.6%	31,658	66,254	52,418	26.4%

Total interest income	47,917	42,085	13.9%	44,947	92,864	79,451	16.9%

Interest Expense:
Deposits	6,905	7,763	-11.1%	6,518	13,423	15,303	-12.3%
Securities sold under agreements to repurchase	14,886	8,444	76.3%	11,808	16,694	16,940	57.6%
Other borrowed funds	3,064	2,932	4.5%	2,968	6,032	5,363	12.5%

Total interest expense	24,855	19,139	29.9%	21,294	46,149	37,606	22.7%

Net interest income	23,062	22,946	0.5%	23,653	46,715	41,845	11.6%
Provision for loan losses	(1,105)	(1,014)	9.0%	(700)	(1,805)	(2,354)	-23.3%

Net interest income after provision for loan losses	21,957	21,932	0.1%	22,953	44,910	39,491	13.7%

Non-Interest Income:
Commissions and fees from broker, insurance and fiduciary activities	3,917	4,294	-8.8%	3,697	7,612	8,857	-14.1%
Banking service revenues	1,908	1,709	11.6%	1,951	3,859	3,405	13.3%
Mortgage banking activities	3,476	1,708	103.5%	2,057	5,532	4,454	24.2%

Total banking and financial services revenues	9,301	7,711	20.6%	7,705	17,003	16,716	1.7%
Net gain on sale of securities	2,437	2,230	9.3%	3,243	5,679	6,202	-8.4%
Net gain (loss) on derivatives and other activities	205	(584)	-135.1%	(544)	(335)	(621)	-46.1%

Total non-interest income	11,943	9,357	27.6%	10,404	22,347	22,297	0.2%

Non-Interest Expenses:
Compensation and employees’ benefits	5,911	5,719	3.4%	6,768	12,679	11,774	7.7%
Occupancy and equipment	2,549	2,324	9.7%	2,501	5,050	4,618	9.4%
Advertising and business promotion	2,282	2,097	8.8%	1,341	3,599	4,167	-13.6%
Professional and service fees	1,705	1,435	18.8%	1,674	3,380	3,075	9.9%
Communication	393	471	-16.6%	451	843	924	-8.8%
Loan servicing expenses	447	464	-3.7%	449	896	927	-3.3%
Taxes, other than payroll and income taxes	451	433	4.2%	450	902	865	4.3%
Electronic banking charges	500	396	26.3%	490	1,015	781	30.0%
Printing, postage, stationery and supplies	226	295	-23.4%	248	474	589	-19.5%
Insurance, including deposit insurance	194	198	-2.0%	198	392	393	-0.3%
Other	850	771	10.2%	613	1,460	1,870	-21.9%

Total non-interest expenses	15,508	14,603	6.2%	15,183	30,690	29,983	2.4%

Income before income taxes	18,392	16,686	10.2%	18,174	36,567	31,805	15.0%
Income tax benefit (expense)	123	(998)	-112.3%	(768)	(645)	(2,558)	-74.8%

Net income	18,515	15,688	18.0%	17,406	35,922	29,247	22.8%
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,200)	(2,401)	(1,797)	33.6%

Net income available to common shareholders	$17,315	$14,488	19.5%	$16,206	$33,521	$27,450	22.1%

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER PERIOD				SIX-MONTH PERIOD
	31-Dec-04	31-Dec-03%		30-Sep-04	31-Dec-04	31-Dec-03%
Summary of Operations (In thousands, except per share data):

EARNINGS PER SHARE (1)
Earning per common share (basic)	$0.71	$0.67	6.0%	$0.67	$1.38	$1.27	8.7%

Earning per common share (diluted)	$0.69	$0.64	7.8%	$0.65	$1.34	$1.21	10.7%

Dividends declared per common share	$0.14	$0.13	7.7%	$0.13	$0.27	$0.25	8.0%

Average shares outstanding (1)	24,552	21,685	13.2%	24,262	24,407	21,540	13.3%
Average potential common share-options (1)	695	1,071	-35.1%	832	766	1,149	-33.3%

Total average shares outstanding and equivalents (1)	25,247	22,756	11.0%	25,093	25,173	22,689	11.0%

Common shares outstanding at end of period (1)				24,486	24,598	21,765	13.0%

Book value per common share (1)				$10.08	$10.78	$7.15	50.8%

PERFORMANCE RATIOS:
Return on assets	1.78%	1.95%	-8.6%	1.84%	1.81%	1.84%	-1.9%

Return on common equity	27.26%	41.28%	-34.0%	27.60%	27.42%	35.27%	-22.3%

Efficiency Ratio	47.88%	47.60%	0.6%	48.42%	48.12%	51.17%	-6.0%

Leverage capital ratio				11.18%	11.58%	10.50%	10.3%

Tier 1 risk-based capital				37.87%	41.51%	32.66%	27.1%

Total risk-based capital				38.58%	42.22%	33.26%	26.9%

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed				$1,625,275	$1,770,938	$1,661,598	6.6%
Broker-Dealer Assets Gathered				1,051,557	1,237,960	1,101,455	12.4%

Total Assets Managed				2,676,832	3,008,898	2,763,053	8.9%
Bank assets owned				3,938,391	4,164,411	3,344,243	24.5%

Total financial assets managed and owned				$6,615,223	$7,173,309	$6,107,296	17.5%

(1) Data adjusted to give retroactive effect to the 10% stock dividend declared on the Group’s common stock on November 30, 2004.
SELECTED FINANCIAL DATA AT PERIOD-END				30-Sep-04	31-Dec-04	31-Dec-03%
Cash and due from banks				$11,321	$9,843	$7,746	27.1%
Interest-earning assets:
Investments:
Short term investments				74,602	25,112	3,645	588.9%
Trading securities				54	2,006	1,760	14.0%
Investment securities available-for-sale, at fair value				1,580,021	1,237,153	1,421,923	-13.0%
Investment securities held-to-maturity, at amortized cost				1,319,176	2,008,489	1,089,768	84.3%
Federal Home Loan Bank (FHLB) stock, at cost				28,160	28,160	22,537	25.0%

Total investments				3,002,013	3,300,920	2,539,633	30.0%

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER PERIOD			SIX-MONTH PERIOD
	31-Dec-04	31-Dec-03%	30-Sep-04	31-Dec-04	31-Dec-03%
Summary of Operations (In thousands, except per share data):

Loans:
Mortgage loans			718,657	644,816	623,389	3.4%
Commercial loans, mainly secured by real estate			98,813	109,080	54,204	101.2%
Consumer loans			21,532	24,347	17,861	36.3%

Loans receivable, gross			839,002	778,243	695,454	11.9%
Less: deferred loan fees, net			(10,845)	(8,295)	(12,339)	-32.8%

Loans receivable			828,157	769,948	683,115	12.7%
Allowance for loan losses			(7,860)	(7,565)	(6,020)	25.7%

Loans receivable, net			820,297	762,383	677,095	12.6%
Mortgage loans held for sale			5,968	5,567	34,332	-83.8%

Total loans receivable, net			826,265	767,950	711,427	7.9%

Total interest-earning assets			3,828,278	4,068,870	3,251,060	25.2%

Securities sold but not yet delivered			23,369	688	7,304	-90.6%
Accrued interest receivable			19,071	21,289	19,341	10.1%
Premises and equipment, net			17,874	17,571	18,503	-5.0%
Deferred tax asset, net			6,649	6,207	7,155	-13.2%
Foreclosed real estate, net			978	2,687	601	347.1%
Other assets			30,851	37,256	32,533	14.5%

Total assets			$3,938,391	$4,164,411	$3,344,243	24.5%

Interest-bearing liabilities:
Deposits:
Demand deposits			$126,233	$158,228	$115,955	36.5%
Savings accounts			91,718	96,658	87,337	10.7%
Certificates of deposit			814,480	811,037	874,459	-7.3%

Total deposits			1,032,431	1,065,923	1,077,751	-1.1%

Borrowings:
Securities sold under agreements to repurchase			2,101,340	2,337,826	1,605,647	45.6%
Advances from FHLB			300,000	300,000	301,000	-0.3%
Subordinated capital notes			72,166	72,166	72,166	0.0%
Term notes			15,000	15,000	15,000	0.0%

Total borrowings			2,488,506	2,724,992	1,993,813	36.7%

Total interest-bearing liabilities			3,520,937	3,790,915	3,071,564	23.4%

Securities purchased but not yet received			53,300	87	317	-72.6%
Accrued expenses and other liabilities			49,290	40,353	48,845	-17.4%

Total liabilities			3,623,527	3,831,355	3,120,726	22.8%

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER PERIOD				SIX-MONTH PERIOD
	31-Dec-04	31-Dec-03%		30-Sep-04	31-Dec-04	31-Dec-03%
Summary of Operations (In thousands, except per share data):

Preferred Equity				68,000	68,000	68,000	0.0%

Common Equity:
Common stock				22,503	24,601	20,028	22.8%
Additional paid-in capital				127,121	186,405	73,035	155.2%
Legal surplus				29,306	31,280	23,371	33.8%
Retained earnings				112,930	59,884	79,926	-25.1%
Treasury stock				(4,482)	(91)	(4,473)	-98.0%
Accumulated other comprehensive loss				(40,514)	(37,023)	(36,370)	1.8%

Total Common Equity				246,864	265,056	155,517	70.4%

Stockholders’ equity				314,864	333,056	223,517	49.0%

Total liabilities and stockholders’ equity				$3,938,391	$4,164,411	$3,344,243	24.5%

Number of financial centers				23	23	23

CREDIT DATA
Net charge-offs (recoveries) on loans:
Mortgage	1,052	249	322.5%	145	$1,197	$249	381%
Commercial	81	386	-79.0%	(56)	25	484	-95%
Consumer	267	248	7.7%	304	571	632	-10%

Net loans charged-off	$1,400	$883	58.6%	$393	$1,793	$1,365	31.4%

Net charge-offs to average loans outstanding	0.67%	0.49%	36.7%	0.20%	0.44%	0.37%	18.9%

Allowance for loan losses				$7,860	$7,565	$6,020	25.7%

Allowance coverage ratios:
Allowance for loan losses to total loans				0.94%	0.98%	0.84%	16.3%

Allowance for loan losses to non-performing loans				27.08%	25.12%	20.36%	23.4%

Allowance for loan losses to non-real estate non-performing loans				243.87%	184.69%	168.58%	9.6%

Non-performing assets summary:
Mortgage				$25,801	$26,024	$25,993	0.1%
Commercial, mainly real estate				2,898	3,739	3,356	11.4%
Consumer				325	357	215	66.0%

Non-performing loans				29,024	30,120	29,564	1.9%
Foreclosed properties				978	2,687	601	347.1%

Non-performing assets				$30,002	$32,807	$30,165	8.8%

Non-performing loans to total loans				3.48%	3.88%	4.12%	-5.8%

Non-performing assets to total assets				0.74%	0.72%	0.88%	-18.2%

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER PERIOD				SIX-MONTH PERIOD
	31-Dec-04	31-Dec-03%		30-Sep-04	31-Dec-04	31-Dec-03%
Summary of Operations (In thousands, except per share data):

Loan Production and Purchases Summary:
Mortgage loans production	$55,928	$79,585	-29.7%	$54,412	$110,340	$186,564	-40.9%
Mortgage loans purchased	—	—	100.0%	69,140	69,140	103	67,026.2%

Total mortgage	55,928	79,585	-29.7%	123,552	179,480	186,667	-3.9%
Commercial	26,378	14,866	77.4%	23,663	50,041	18,428	171.5%
Consumer	5,472	845	547.6%	5,075	10,547	2,258	367.1%

Total loan production and purchases	$87,778	$95,296	-7.9%	$152,290	$240,068	$207,353	15.8%

TAX EQUIVALENT SPREAD
Interest-earning assets	4.79%	5.43%	-11.8%	5.01%	4.89%	5.30%	-7.7%
Tax equivalent adjustment	1.11%	1.16%	-4.3%	1.12%	1.12%	1.06%	5.7%

Interest-earning assets — tax equivalent	5.90%	6.59%	-10.5%	6.13%	6.01%	6.36%	-5.5%
Interest-bearing liabilities	2.68%	2.58%	3.9%	2.55%	2.62%	2.59%	1.2%

Tax equivalent interest rate spread	3.22%	4.01%	-19.7%	3.58%	3.39%	3.77%	-10.1%

Tax equivalent interest rate margin	3.42%	4.12%	-17.0%	3.76%	3.58%	3.85%	-7.0%

NORMAL SPREAD
Investments	4.37%	4.83%	-9.5%	4.52%	4.44%	4.62%	-3.9%
Loans	6.38%	7.41%	-13.9%	6.74%	6.56%	7.42%	-11.6%

Interest-earning assets	4.79%	5.43%	-11.8%	5.01%	4.89%	5.30%	-7.7%

Deposits	2.68%	2.95%	-9.1%	2.58%	2.63%	2.97%	-11.4%
Borrowings	2.68%	2.38%	12.5%	2.53%	2.61%	2.38%	9.7%

Interest-bearing liabilities	2.68%	2.58%	3.9%	2.55%	2.62%	2.59%	1.2%

Interest rate spread	2.11%	2.85%	-26.0%	2.46%	2.27%	2.71%	-16.2%

Interest rate margin	2.31%	2.96%	-22.0%	2.64%	2.46%	2.79%	-11.8%